Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A of Fidelity Select Portfolios: Biotechnology Portfolio, Energy Portfolio, Energy Service Portfolio, Health Care Portfolio, Health Care Services Portfolio, Medical Technology and Devices Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Pharmaceuticals Portfolio and Utilities Portfolio of our reports dated April 13, 2018; Automotive Portfolio, Banking Portfolio, Brokerage and Investment Management Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Finance Portfolio, Financial Services Portfolio, Insurance Portfolio, Leisure Portfolio, Multimedia Portfolio and Retailing Portfolio of our reports dated April 16, 2018; Chemicals Portfolio, Communications Equipment Portfolio, Computers Portfolio, Consumer Staples Portfolio, Gold Portfolio, IT Services Portfolio, Materials Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, Telecommunications Portfolio and Wireless Portfolio of our reports dated April 17, 2018; and Air Transportation Portfolio, Defense and Aerospace Portfolio, Environment and Alternative Energy Portfolio, Industrials Portfolio and Transportation Portfolio of our reports dated April 18, 2018, relating to the financial statements and financial highlights included in the February 28, 2018 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts April 24, 2018